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Exhibit 5

April 10, 2003

Potash Corporation of Saskatchewan Inc.

500 – 122 1st Ave S
Saskatoon SK S7K 7G3

Dear Sirs:

RE: Dividend Reinvestment Plan

We are acting as Canadian counsel to Potash Corporation of Saskatchewan Inc. (“PCS”), a Canadian corporation, in connection with the preparation and filing with the United States Securities and Exchange Commission of a Post-Effective Amendment (Amendment No. 8) to the Registration Statement on Form S-3 (Registration No. 33-57920) (the “Registration Statement”) regarding the registration of Common Shares, no par value, of PCS (“Common Shares”) authorized for sale under the Dividend Reinvestment Plan of PCS.

Based on such investigation as we deem necessary, we are of the opinion that the issuance of the aforementioned Common Shares pursuant to the Dividend Reinvestment Plan of PCS has been duly and validly authorized by PCS and that, upon issuance, all of the aforementioned Common Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement on page 6 of the included Prospectus and consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/s/ Robertson Stromberg

ROBERTSON STROMBERG

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